EXHIBIT 99


    For Immediate Release




    Media Contact:
    Dick Badler
    VP, Corp. Comm.
    773-695-1030
    dbadler@nlvl.com

    Investor Contacts:
    Mark Borman
    VP, Investor Relations
    773-695-1150
    mborman@nlvl.com

    Debra O'Shea
    Mgr., Investor Relations
    773-695-1154
    doshea@nlvl.com



    NEXTLEVEL SYSTEMS ANNOUNCES PLAN TO IMPROVE FINANCIAL
    PERFORMANCE; WILL EXPLORE ALTERNATIVES FOR TELEPHONY
    BUSINESS, RAISE MARGINS IN SATELLITE TV

    Richard Friedland Resigns as Chairman and CEO; Board Names Ed Breen President and Acting CEO

    Company Expects Results For Rest Of 1997 And 1998 To Be Below
    Expectations
    --------------------------------------------------------------

    CHICAGO, (October 16, 1997) - The Board of Directors of NextLevel Systems, Inc. (NYSE: NLV) today announced it is developing a multifaceted plan to improve the Company's financial performance and achieve the full strategic potential of its world-class communications technologies and market leadership positions.

    The Board has accepted the resignation of Richard S. Friedland as Chairman and Chief Executive Officer, and has named Edward D. Breen President and Acting CEO. Breen is currently President of NextLevel's Broadband Networks Group, which accounts for approximately 70% of the Company's revenue and $200 million of its operating income.

    The Board said it will move aggressively to implement a detailed action plan, which will be announced within 60 days. Lazard Freres & Co. LLC is advising the Company in this process. While the plan has not been completed and is subject to change, its three principal elements are expected to be as follows:

       The Company intends to promptly explore and evaluate alternatives for its advanced telephony products subsidiary, Next Level Communications (NLC), of Rohnert Park, Calif. NLC produces next-generation broadband digital loop carrier networks and xDSL products, and has won significant orders from U S West and Bell Atlantic. NLC is investing heavily in research and development of its technology and, as a result, will produce operating losses of over $50 million in 1997.

       The Company will streamline the cost structure of its Satellite Data Networks Group, headquartered in San Diego. At the same time, it will support the division's key engineering developments and share those technologies more widely across the Company. In 1997, the Satellite Data Networks Group is expected to generate over $500 million of revenue, but will produce a small loss on an operating basis.

      The Company will actively employ its Board to capitalize on the strategic opportunities and alliances made possible by NextLevel's large installed base of cable television network equipment and the increasing importance of these networks for low-cost home computing and high-speed Internet access. The members of the Board hold various senior positions in the world of communications, technology and finance.

    The Company now expects revenues and operating earnings for the rest of 1997 and 1998 to be below analyst expectations. For the third quarter, earnings per share are expected to approximate consensus expectations of $0.15 per share, but with lower than anticipated operating income and revenues. For the fourth quarter, EPS is now expected to be in the range of $0.09-$0.11, before any one-time restructuring charges. A one-time restructuring charge is expected to be taken in the fourth quarter in connection with the action plan. For 1998, EPS is now expected to be in the range of
 $0.45-$0.50 per share before the benefit of corrective actions versus consensus estimates of $0.75 per share.

 NextLevel is the world leader in providing equipment and services for advanced broadband networks. The company holds a 65% share of the analog cable television set-top market around the world. It has the largest installed base in the cable TV industry and is the leading supplier to 13 of the top 15 MSOs. In 1997, NextLevel also successfully delivered 500,000 digital set-top terminals for future deployments and built digital cable TV infrastructure that passes 16 million homes. NextLevel was the first company to enter the digital set-top market and, to date, is the only company that has delivered digital set-top equipment in such quantities. NextLevel also controls important video encryption and access control technology.


Next Level Communications (NLC), a wholly owned subsidiary of NextLevel Systems, builds full-service digital loop carrier, broadband access and management systems and customer premises equipment for the telecommunications industry. NLC recently announced the signing of a contract with U S West Communications to deploy NLC's NLevel3 Switched Digital Access (SDA) System and related products for a minimum of 450,000 broadband xDSL access lines and residential gateways. NLC also has begun to realize revenue from its contract with Bell Atlantic to supply its NLevel3 SDA System for 1,000,000 lines of telephone service.

Ed Breen, 41, has been President of NextLevel Systems' Broadband Networks Group since February 1996. He was previously Executive Vice President, Terrestrial Systems, of predecessor company General Instrument Corporation from October 1994 to January 1996 and Senior Vice President of Sales from June 1988 to October 1994. Breen joined General Instrument in 1978, and rose through a number of increasingly important domestic and international operating positions.

The information set forth above includes "forward-looking" information and, accordingly, the cautionary statements contained in Exhibit 99, under the caption "Forward-Looking Information" in NextLevel Systems' quarterly report on Form 10-Q, for the three months ended June 30, 1997, are incorporated herein by reference. NextLevel Systems' actual results could differ materially from the "forward-looking" information in this press release.

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